Exhibit 99.1

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

FOR IMMEDIATE RELEASE

United Fire & Casualty Company to close New Orleans Regional Office and consolidate business with that of its regional office in Galveston, Texas; claims office maintained in New Orleans

CEDAR RAPIDS, IA – March 30, 2004 – United Fire & Casualty Company (Nasdaq: UFCS) today announced that it will close its New Orleans Regional Office and consolidate its business with that of the company’s regional office in Galveston, Texas. All of the office’s administrative and underwriting operations will be transferred to the regional office in Galveston, Texas. Although the company plans to sell the building that currently serves as the New Orleans Regional Office, it will acquire rental space to maintain a regional claims office in New Orleans. The consolidation will be complete by June 30, 2004.

The New Orleans Regional Office is located at 2626 Canal Street in New Orleans, Louisiana. It has served as the New Orleans Regional Office since Lafayette Insurance Company was purchased by United Fire in 1979. The office currently employs 81 and serves agents in Alabama, Arkansas, Louisiana, Mississippi and Tennessee. The claims, marketing and loss control personnel will continue in their positions; however, they will now report to the regional office in Galveston, Texas. Approximately 23 relocation packages will be offered to New Orleans Regional Office employees. The consolidation will result in the elimination of approximately 18 positions.

President & CEO John A. Rife said, “The closing of an office is one of the most difficult tasks I confront in my position. Yet, it is my duty to the company to make decisions that will contribute to the overall strength and vitality of United Fire Group. I am sensitive to the hardship this causes to those losing their jobs, and our company will provide them with assistance during this period. I remain very grateful for the excellent service that the staff in New Orleans has provided us, and I am hopeful that many of them will choose to relocate to our regional office in Galveston.”

The consolidation is expected to have a positive financial impact for the company, most notably in the reduction of expenses. In addition, the consolidation is expected to result in improved communication, increased efficiency and greater control of operations. “Today’s technology has enabled us to consolidate our operations while maintaining a strong relationship with our agents, which we consider vital to our success,” commented Rife.

“One of my concerns has been the underwriting expense percentage component of the combined ratio, which actually increased in 2003 for the first time since 1999,” said Rife. “It is critical for us to examine our expense factors, as it is one area we have an opportunity to control. The proximity of our New Orleans office to our Galveston office was also a factor in our decision to consolidate. The company has no plans for any further consolidation of our regional offices.”

United Fire & Casualty Company is a regional insurer, who along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); New Orleans, Louisiana; Denver, Colorado; and Galveston, Texas. For the eleventh consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include the following: 1) the uncertainties of the loss reserving process; 2) the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; 3) the actual amount of new and renewal business; 4) the competitive environment in which we operate; 5) developments in global financial markets that could affect our investment portfolio and financing plans; 6) estimates of the financial statement impact due to regulatory actions; 7) uncertainties relating to government and regulatory policies; 8) legal developments; and 9) changing rates of inflation and other economic conditions. The words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “future,” “will be,” or “continue” and variations thereof and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.